Exhibit (d)(20)

GLENMEDE

INVESTMENT MANAGEMENT LP

February 6, 2025

Elizabeth A. Eldridge

President

The Glenmede Fund, Inc.

c/o Glenmede Investment Management LP

One Liberty Place

1650 Market Street, Suite 4000

Philadelphia, PA 19103-7391

Re:        The Glenmede Fund, Inc.: Long/Short Equity Portfolio

   and Total Market Plus Equity Portfolio

Dear Ms. Eldridge:

Pursuant to Investment Advisory Agreements between the Fund on behalf of the Long/Short Equity Portfolio (formerly, Quantitative U.S. Long/Short Equity Portfolio) and the Total Market Plus Equity Portfolio (formerly, Quantitative U.S. Total Market Equity Portfolio) (each a “Portfolio” and collectively the “Portfolios”) and Glenmede Investment Management LP (the “Adviser”) dated September 26, 2006 and as amended January 1, 2007, the Adviser is entitled to investment advisory fees of 1.20% of each Portfolio’s average daily net assets. By our execution of this letter agreement (this “Agreement”), intending to be legally bound hereby, Adviser agrees that in order to improve the performance of each Portfolio, the Adviser shall, until future notice, but in no event terminating before February 28, 2026:

(1) waive a portion of its investment advisory fees so that each Portfolio’s respective investment advisory fee will equal 0.85% of such Portfolio’s average daily net assets; and

(2) waive such additional portion of its investment advisory fees and/or reimburse expenses (other than Acquired Fund fees and expenses, short sale dividend expense, brokerage commissions, prime broker interest expense, extraordinary items, interest and taxes) in an aggregate amount equal to the amount by which each Portfolio’s respective total operating expenses (other than Acquired Fund fees and expenses, short sale dividend expense, brokerage commissions, prime broker interest expense, extraordinary items, interest and taxes) exceed a total operating expense ratio (excluding Acquired Fund fees and expenses, short sale dividend expense, brokerage commissions, prime broker interest expense, extraordinary items, interest and taxes) of: 1.25% of the Long/Short Equity Portfolio – Advisor Class average daily net assets, 1.05% of the Long/Short Equity Portfolio – Institutional Class average daily net assets, and 1.25% of the Total Market Plus Equity Portfolio average daily net assets.

The Adviser acknowledges that (1) it shall not be entitled to collect on or make a claim for waived fees at any time in the future, and (2) it shall not be entitled to collect on or make a claim for reimbursed Fund expenses at any time in the future.

Glenmede Investment Management LP

By:	Gatepost Partners, LLC, its General Partner

By:	/s/ Peter Zuleba
Peter Zuleba
Director

Your signature below acknowledges acceptance of this Agreement:

By:	/s/ Elizabeth A. Eldridge
Elizabeth A. Eldridge
President
The Glenmede Fund, Inc.